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SUPPLY AGREEMENT

(Tully's Coffee Corporation)

[*—Material has been omitted pursuant to a request for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The redacted material has been filed separately with the Securities and Exchange Commission.]

        THIS AGREEMENT is entered into as of April            , 2001, by and between TULLY'S COFFEE CORPORATION ("Seller") and TULLY'S COFFEE JAPAN, LTD., a company organized under the laws of Japan ("Buyer") with respect to the purchase of coffee and related products.

RECITALS

        A.    Seller roasts, prepares and/or distributes the Products listed on the attached Schedule 1.

        B.    Buyer has the exclusive right to use Seller's proprietary trademarks and to sell and distribute Tully's Products in Japan through Tully's Stores (as defined in the License Agreement described in Section 1 below) and desires to ensure a high quality, cost-competitive and consistent supply of Tully's Products for sale and distribution.

AGREEMENT

        NOW, THEREFORE, the parties hereby agree as follows:

        1.        Term.    The term of this Agreement shall commence on the date set forth above and continue for the period that certain April 26, 2001 "Tully's Coffee License Agreement" (the "License Agreement") between the parties to this Agreement remains in effect (the "Term"). In the event that Buyer's right to use Seller's proprietary trademarks and sell and distribute Tully's Products under the License Agreement ends or is otherwise terminated, this Agreement may be terminated by either party upon thirty (30) days prior written notice at any time thereafter.

        2.        Purchase Requirements.    During the Term of this Agreement Buyer shall purchase exclusively from Seller all of Buyer's requirements or needs for roasted coffee beans, ground coffee, and related paper, plastic and the other products listed on Schedule 1 (the "Tully's Products") needed to operate Buyer's retail stores in Japan in accordance with the following terms and conditions:

          2.1      Price.    The price of each Tully's Product shall be in U.S. Dollars, F.O.B. Port of Seattle, Washington, U.S.A., or with respect to the Tully's Products (except for roasted coffee beans) that originate from countries other than the U.S., F.O.B. a port of the country of origin of such products. [    *    ] Changes in prices shall apply to any purchase order received on or after the effective date of the change.

          2.2      Delivery.    Delivery of all Products shall be F.O.B. Port of Seattle, Washington, U.S.A. or with respect to the Tully's Products (except for roasted coffee beans) that originate from countries other than the U.S., F.O.B., a port of the country of origin of such products. Title and risk of loss shall pass to Buyer upon delivery of the Tully's Products to the carrier. Buyer shall be responsible for all freight charges, freight insurance and all import, export, duties, taxes and charges imposed by the international transportation of the Tully's Product. Buyer shall also be responsible for compliance with any export and import policies and procedures in the receiving country, including special licenses, packaging, marking and labelling standards, and any other requirements established by any governing agency.

        Seller shall use commercially reasonable efforts to accept purchase orders for the Tully's Products that Buyer from time to time places. If Seller accepts an order for the Tully's Products, Seller shall deliver its acceptance to Buyer within three (3) business days after its receipt of the order. Seller shall have the right to accept individual components of a particular purchase order even if other components are not accepted. Further, Seller shall use commercially reasonable efforts to deliver to the carrier all the Tully's Products within twenty-one (21) days of its acceptance of Buyer's purchase order or such other lead times as are prescribed by Seller in Schedule 1 for particular products from time to time, provided payment has been arranged in accordance with paragraph 2.3 below. Seller shall not be liable for damages resulting from late shipments. However, Seller shall inform Buyer as soon as reasonably possible, in case of a delay in the delivery of an order. If Buyer fails to specify a carrier, Seller may elect a carrier at Buyer's risk and expense. Buyer shall have the right to inspect and accept or reject any shipped Product for a period of five (5) days following the completion of customs clearance thereof in Japan. Product may only be rejected if it is damaged or defective. If properly rejected as damaged or defective, Buyer shall ship such Tully's Product to Seller at Seller's expense unless requested by Seller to dispose of such products in Japan, and the purchase order adjusted accordingly. No product may be rejected without written documentation of any alleged damage or defect reasonably acceptable to Seller.

        In the event that Seller does not accept a purchase order (or any component thereof) from Buyer, the parties shall engage in good faith discussions with regard to allowing Buyer to procure any non-accepted item from alternative sources.

          2.3      Payment.    All payments of the purchase price contemplated by this Agreement shall be in United States currency at Seller's designated United States bank. Except as otherwise specified in this paragraph, terms of payment of all Tully's Products shall be 50% of purchase price shall be paid by wire transfer at time of the Products are delivered to a carrier for shipment, with the remainder due fifteen (15) days after completion of customs clearance thereof in Japan. Payment shall be by wire transfer to the account or accounts from time to time designated by Seller. Currency conversion shall be determined as of the date of each payment.

        3.        Definitive Text.    Notwithstanding any translation of this Agreement, the English text is the sole and definitive text binding on the parties, and the English language shall control the rights and responsibilities of the parties. All written and oral communications between the parties shall be in English.

        4.        Minimum Quantities.    Upon prior written notice to Buyer, Seller shall have the right to establish reasonable minimum quantities for orders of the Products.

        5.        Notices.    All notices or other communications required or contemplated by this Agreement shall be in English and in writing, and shall be sent by facsimile, courier or prepaid registered first class airmail to the address for each party designated below or to such other address as either party may designate in a notice that complies with this paragraph.

If to Seller:	Tully's Coffee Corporation 3100 Airport Way South Seattle, Washington 98134 U.S.A. Attention: Mr. James S. Colbourne Fax: (206) 233-2077
If to Buyer:	Tully's Coffee Japan 3-4-1 Takanawa, Minato-ku Tokyo Japan Attention: Mr. Kouta Matsuda Fax: 03-5798-8021

Communications sent in accordance with this paragraph shall be deemed to have been given: on the date of receipt, in the case of facsimile or courier; or on the tenth (10th) business day following mailing (unless actually received on an earlier date) in the case of airmail.

        6.        Enforcement.

          6.1.      Judicial Enforcement, Injunction, and Specific Performance.    Notwithstanding Section 6.2, Seller shall have the right to elect to seek injunctive or equitable relief as provided for in this

  Section 6.1. in the state or federal courts situated in Seattle, Washington, USA (and/or in any appellate court therefrom). The parties each consent to jurisdiction in such courts, waive objection to such venue, and waive trial by jury. The parties stipulate and agree that any judgment relating to this Agreement which is entered in a court located within the State of Washington shall be binding throughout the world and may be sued upon, docketed, entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over their respective persons or properties. Seller shall be entitled, without bond, to the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement, the obligations of Buyer upon termination or expiration of this Agreement, and to prohibit any act or omission by Buyer that constitutes a violation of any applicable law, ordinance, or regulation. If Seller secures any such injunction or order of specific performance, Buyer agrees to pay to Seller an amount equal to the aggregate of its costs of obtaining such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by Seller as a result of the breach of any such provision.. If Seller commences any such action for an injunction or order of specific performance and is not the prevailing party therein, Seller agrees to pay to Buyer an amount equal to the aggregate of Buyer's costs of defending against such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by Buyer as a result of such proceedings.

          6.2.      Arbitration.    Except insofar as Seller elects to enforce this Agreement by judicial process, injunction, or specific performance as hereinabove provided, all disputes and claims relating to any provision hereof, any specification, standard, or operating procedure, or any other obligation of Buyer prescribed by Seller, or any obligation of Seller, or the alleged breach thereof (including without limitation any claim that this Agreement, any provision thereof, any specification, standard, or operating procedure, or any other obligation of Buyer or Seller, is illegal or otherwise unenforceable or voidable under any law, ordinance, or ruling) shall be settled by arbitration at Seattle, Washington, under the U.S. Arbitration Act (9 U.S.C. §§ 1 et seq.), if applicable, and the Rules of the American Arbitration Association (under the general rules of commercial arbitration), provided that the arbitrator shall award, or include in his award, the specific performance of this Agreement unless he determines that performance is impossible. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof or over Seller or Buyer.

        7.        Integration and Modification.    This is the entire agreement between the parties with respect to the subject matters hereof. For such matters, there are no other agreements or representations not set forth herein, and this Agreement incorporates all prior negotiations, agreements, and representations. This Agreement may not be modified except in writing signed by each party.

        8.        Counterparts.    This Agreement may be signed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same agreement notwithstanding that both parties are not signatories to each counterpart, however, this agreement shall not be enforceable against any party until a counterpart has been executed by both parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on and as of the date hereof.

SELLER:
TULLY'S COFFEE CORPORATION
By:

Its:

BUYER:
TULLY'S COFFEE JAPAN
By:

Its:

SCHEDULE 1 TO SUPPLY AGREEMENT

        Tully's Products include all of Buyer's requirements or needs (in connection with Buyer's operation of Tully's Stores in the Territory) for roasted coffee beans, ground coffee, cups, napkins, plastic silverware, other paper and plastic items imprinted with Tully's marks, signs, furniture, fixture and equipment, including without limitation the products specifically identified in the Exhibit A attached to this Schedule 1. Buyer acknowledges and agrees that Exhibit A to this Schedule 1 may be modified by Seller from time to time to reflect the actual products in use at Tully's Stores in the U.S. and to reflect current lead times for orders with respect to the same.

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SUPPLY AGREEMENT (Tully's Coffee Corporation)
SCHEDULE 1 TO SUPPLY AGREEMENT